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                                                                                                           EXHIBIT 12

                                                    SOLUTIA INC.

                                COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                (DOLLARS IN MILLIONS)

                                                                   2000       2001       2002        2003       2004
                                                                   ----       ----       ----        ----       ----
Income (loss) from continuing operations, before income
  taxes and equity earnings (loss) from affiliates(1).......       $ (5)      $(111)      $(32)      $(482)     $(296)

Add:
    Fixed charges...........................................         85          83         98         131        125
    Amortization of capitalized interest....................          7           7          7           6          7
    Dividends from affiliated companies.....................         45          30         25          --         --

Less:
    Interest capitalized....................................        (17)         (2)        (1)         (1)        (3)
                                                                   ----       -----      -----       -----      -----
        Income as adjusted..................................       $115       $   7       $ 97       $(346)      (167)
                                                                   ====       =====      =====       =====      =====

Fixed charges:
    Interest expensed and capitalized.......................         73          72         85         121        116
    Estimate of interest within rental expense..............         12          11         13          10          9
                                                                   ----       -----      -----       -----      -----
        Fixed charges.......................................       $ 85       $  83       $ 98       $ 131        125
                                                                   ====       =====      =====       =====      =====

Ratio of Earnings to Fixed Charges(2).......................       1.35        0.08       0.99       (2.64)     (1.34)

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(1)     Includes restructuring and other items of $141 million for the year ended December 31, 2004, $343 million for the year ended December 31, 2003, $17 million for the year ended December 31, 2002, $86 million for the year ended December 31, 2001, and $107 million for the year ended December 31, 2000.

(2)     Earnings for the years ended December 31, 2004, 2003, 2002 and 2001, would have to be $292 million,
        $477 million, $1 million and $76 million higher, respectively, in order to achieve a one-to-one ratio.
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